EXHIBIT 99.1

PARAMOUNT EXTENDS AND EXPANDS REVOLVING CREDIT FACILITY

NEW YORK – January 16, 2018 - Paramount Group, Inc. (NYSE: PGRE) (“Paramount”) announced today that its operating partnership, Paramount Group Operating Partnership LP, has extended its revolving credit facility from November 2018 to January 2022, with two six-month extension options, and increased its capacity to $1.0 billion from $800.0 million. The interest rate on the extended facility, at current leverage levels, was lowered by 10 basis points from LIBOR plus 125 basis points to LIBOR plus 115 basis points, and the facility fee was reduced by 5 basis points from 25 basis points to 20 basis points.

“We appreciate the ongoing support of our existing bank group and welcome the new banks that are now also participating in our credit facility, the beneficial terms of which demonstrate continued confidence in our assets and strategy,” said Wilbur Paes, Executive Vice President, Chief Financial Officer and Treasurer of Paramount. “The revised facility’s increased capacity, improved pricing and extended maturity provide us with tremendous flexibility and ample liquidity, while lowering our overall borrowing costs.”

The Joint Bookrunners for the facility are Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, and JPMorgan Chase Bank, N.A.  The Joint Lead Arrangers are Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and U.S. Bank National Association.  Bank of America, N.A. serves as Administrative Agent. Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A. serve as Syndication Agents.

About Paramount Group, Inc.

Headquartered in New York City, Paramount is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Paramount’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the transaction described above, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the effects of local economic and market conditions, and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Paramount does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Christopher Brandt Vice President, Investor Relations 212-237-3134 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com